Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated October 23, 2020, with respect to our audits on the financial statements of EdenLedger, Inc. dba Fanvestor and its predecessor entity, EdenCoin Inc. (collectively the “Company”), of and for the years ended December 31, 2019 and 2018, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

January 21, 2021